Exhibit 99.2

NEWS RELEASE

July 29, 2004	Contact:	Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE		(301) 429-2642
Washington, DC

RADIO ONE AGREES TO ACQUIRE WABZ-FM

Station To Serve the Charlotte, NC Market

Washington, DC: - Radio One, Inc. (“Radio One” or the “Company”) (NASDAQ: ROIAK and ROIA) announced today that it has agreed to acquire the assets of radio station WABZ-FM, which is moving to Radio One’s existing facilities located in the Charlotte, North Carolina market, for approximately $11.5 million in cash, subject to all necessary approvals. Following the completion of this acquisition, likely during the fourth quarter of 2004, the Company expects to change the call sign and format of the station. The Company will announce the specifics of these changes at a later date. The Seller is Susquehanna Radio Corp.

Commenting on this acquisition, Radio One president and Chief Executive Officer Alfred C. Liggins, III stated, “This acquisition is another great deal for Radio One. Charlotte is an important city for us, as it is one of the faster growing markets in the Southeastern United States, an area that is seeing strong African-American population growth. This station will go a long way towards enhancing our position in Charlotte as it will be a nice complement to our existing single station presence there.”

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2003 net broadcast revenue) and the largest company that primarily targets African-American and urban listeners. Pro forma for all announced acquisitions, Radio One owns and/or operates 69 radio stations located in 22 urban markets in the United States and reaches approximately 13 million listeners every week. Radio One also programs “XM 169 The POWER” on XM Satellite Radio and owns approximately 40% of TV One, LLC, an African-American targeted cable channel, which is a joint venture with Comcast Corporation.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

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